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                                                                     EXHIBIT 2.2


                          FORM OF AFFILIATE UNDERTAKING

                             [______________], 1999

Board of Directors
Main Street Trust, Inc.
100 West University Avenue
Box 128
Champaign, Illinois  61820-3511

      RE:      AFFILIATE UNDERTAKING

Dear [Affiliate]:

         BankIllinois Financial Corporation, a Delaware corporation ("BIF"), First Decatur Bancshares, Inc., a Delaware corporation ("FDB"), and Main Street Trust, Inc., an Illinois corporation ("Newco"), propose to execute, or have executed, an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement sets forth the terms and conditions upon which BIF and FDB would merge with Newco (the "Merger"). In the Merger, stockholders of BIF and FDB will receive shares of common stock of Newco, $0.01 par value, in exchange for their shares of BIF Common Stock and FDB Common Stock, upon the terms and conditions set forth in the Merger Agreement. The BIF or FDB affiliate who signs this letter is referred to as "you" or "your" in this letter. Except as specifically defined herein, all capitalized terms used in this letter shall have the meanings given them under the Merger Agreement.

         The transaction BIF, FDB and Newco have proposed will involve a public offering of Newco Common Stock and is to be a tax-free reorganization, subject to pooling-of-interests accounting treatment. To assure that the stock offering will be conducted in compliance with securities laws and regulations and that the transaction will be accorded the tax and accounting treatment desired, it is necessary that all directors, executive officers and other "affiliates" accept certain limitations on transactions in their shares of BIF Common Stock or FDB Common Stock, as the case may be, and the shares of Newco Common Stock they will receive in the Merger. In addition, before BIF, FDB and Newco commit their resources to proceeding with the transaction, they wish to be reasonably assured that the transaction will have your support.

         For the purposes of inducing BIF, FDB and Newco to enter into the Merger Agreement, indicating your support for the Merger and complying with certain requirements in the Merger Agreement, you are asked to agree to the terms and conditions set forth in this letter. By acceptance of this letter as and where indicated below, you agree to each of these terms and conditions.

         Subject to the terms and conditions of the Merger Agreement, you agree to use all reasonable efforts to assist BIF, FDB and Newco to cause the Merger Agreement to be


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Board of Directors
Main Street Trust, Inc.
_________, 1999
Page 2


approved and adopted by the stockholders of the company of which you are a director, officer or stockholder, and consummated according to its terms. You agree that until the Merger is consummated or abandoned pursuant to the Merger Agreement, except as provided or permitted in the Merger Agreement, you shall not, directly or indirectly: (a) invite, initiate, solicit or encourage, or negotiate (which shall not include a request for additional information in connection with a proposal, as permitted by the Merger Agreement) with any other party any proposals, offers or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets or assumption of liabilities not in the ordinary course, or other business combination involving BIF or FDB or any of their respective subsidiaries, other than the Merger (a "Competing Business Combination"); or (b) furnish any nonpublic information concerning BIF or FDB or any of their respective subsidiaries to any person who is not affiliated or under contract with BIF, FDB or Newco, except as required by applicable law or regulations.

         In addition to any other restrictions contained in this letter agreement, while this letter agreement is in effect you agree not to sell or dispose of any BIF Common Stock, FDB Common Stock or Newco Common Stock owned or controlled by you without Newco's written consent, which will not be unreasonably withheld. You agree not to sell any BIF Common Stock, FDB Common Stock or Newco Common Stock owned or controlled by you, or take any other action, which may disqualify the Merger for pooling-of-interests accounting treatment. You may dispose of shares of BIF Common Stock, FDB Common Stock or Newco Common Stock: (a) by gift to a charity or to a member of your immediate family made for estate planning purposes and not to avoid the restrictions of this letter agreement; (b) if necessary to discharge a fiduciary duty as a trustee; or (c) upon death by will or the laws of descent and distribution; provided that each transferee agrees to the terms of this letter agreement.

         You agree not to offer, sell or otherwise dispose of any shares of Newco Common Stock issued to you pursuant to the Merger in violation of the Securities Act of 1933, as amended, or any of the related regulations. To that end, you agree that all sales of shares of Newco Common Stock within one year after the effective time of the Merger shall comply with the requirements of Rule 145(d) issued by the Securities and Exchange Commission ("SEC"), unless Newco otherwise agrees in writing.

         You agree not to offer, sell or otherwise dispose of, or enter into a contract to offer, sell or otherwise dispose of, any shares of BIF Common Stock or FDB Common Stock, or any shares of Newco Common Stock to be issued to you pursuant to the Merger from the date of your acceptance of this letter agreement, until such time as financial results of the post-Merger combined operations of Newco have been published covering a period of at least 30 days. Newco agrees to file with the SEC a post-effective amendment to the registration statement, a Form 10-Q, or a Form 8-K, or to publish the financial results of the post-Merger combined


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Board of Directors
Main Street Trust, Inc.
_________, 1999
Page 3


operations of Newco covering a period of at least 30 days following the effective date of the Merger as soon as practicable.

         You agree that the certificates representing shares of Newco Common Stock to be issued to you in the Merger may bear the following restrictive legend indicating the limitations on your subsequent transfer of the Newco shares set forth in this letter agreement:

         The sale, transfer or disposition of the shares represented by this certificate is restricted by an Affiliate Undertaking with Main Street Trust, Inc. The provisions of the Affiliate Undertaking that restrict the sale, transfer or disposition of such shares expire on the date after Main Street Trust, Inc. has published the financial results of the post-Merger combined operations of Main Street Trust, Inc. covering a period of at least 30 days following the effective date of the Merger. The provisions of the Affiliate Undertaking which require that any sale, transfer or disposition of such shares be in compliance with applicable securities laws expire on [INSERT DATE 1 YEAR AFTER THE EFFECTIVE DATE OF THE MERGER]. A copy of the Affiliate Undertaking may be obtained from the Secretary of Main Street Trust, Inc.

         Other letter agreements may be executed at different times by Newco and different directors, officers and "affiliates" of BIF or FDB. Neither Newco's nor your rights or obligations under this letter agreement are contingent upon the execution of similar letter agreements by any other directors, officers or "affiliates" of BIF or FDB.

         This letter agreement shall continue in effect until terminated. This letter agreement shall terminate if and when the Merger Agreement is terminated in accordance with its terms and the Merger is abandoned.

         Please acknowledge your acceptance of the terms and conditions of this letter below.

                                      MAIN STREET TRUST, INC.


                                      By: ____________________________________
                                          Name: ______________________________
                                          President


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Board of Directors
Main Street Trust, Inc.
_________, 1999
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                                   ACCEPTANCE

         I agree to be bound by the terms and conditions of this letter agreement.


Dated:____________________, 1999        ______________________________________
                                                       Signature


                                        ______________________________________
                                                      Printed Name